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                                                                    EXHIBIT 99.1




         KANSAS CITY, MO, April 16, 2004 -- Butler Manufacturing Company ("Butler") [NYSE:BBR] announced today that it expects to meet the financial milestones established in the Agreement and Plan of Merger with BlueScope Steel Limited ("BlueScope") for the quarter ended March 31, 2004.

         As previously announced and described in the proxy statement mailed to Butler stockholders on March 26, 2004, Butler has entered into a merger agreement with BlueScope whereby Butler stockholders would be entitled to receive $22.50 per share in cash. A special meeting of Butler stockholders is scheduled on April 27, 2004 to vote on the proposed merger with BlueScope.

         As a condition to BlueScope's obligation to consummate the merger, no Material Adverse Change ("MAC") may have occurred with respect to Butler since February 15, 2004. Included in the definition of MAC are failures by Butler to meet certain thresholds for consolidated earnings before interest and taxes
(EBIT) and net cash flow for the quarter ended March 31, 2004 and consolidated backlog as of March 31, 2004. Butler believes that its operating results exceed the established thresholds such that no MAC will have occurred with respect to these financial milestones.

         The Board continues to recommend that Butler stockholders vote for approval and adoption of the BlueScope merger agreement.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

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Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.